Exhibit 99.1

NEWS RELEASE

            FOR IMMEDIATE RELEASE

Vanguard Natural Resources Announces Plans To Move To
The New York Stock Exchange Big Board

HOUSTON— April 30, 2009--Vanguard Natural Resources, LLC (NYSE Arca: VNR) (“Vanguard”) announced today that it has applied for authorization to list its common units representing limited liability company interests (“Common Units”) on the New York Stock Exchange (“NYSE”) under its existing ticker symbol “VNR”. In connection with the transfer to the NYSE, Vanguard has given notice to NYSE Arca of its intention to voluntarily delist its Common Units from NYSE Arca. Vanguard has determined that it is in the best interests of the company and its unitholders to withdraw its listing from NYSE Arca upon the company’s acceptance for listing on the NYSE. The company is currently completing the process of listing its Common Units on the NYSE and delisting its Common Units from NYSE Arca. Vanguard anticipates that its Common Units will begin trading on the NYSE on or about May 10, 2009.

Mr. Richard Robert, Executive Vice President and CFO, commented, “We believe this move to the Big Board is an important milestone for our organization as the NYSE remains the largest and most liquid of financial markets. Trading on the NYSE has been one of our objectives since we began trading a couple of years ago and we expect this move to greatly enhance our visibility and credibility with the investment community. In addition, we anticipate that this change should expand our unitholder base and provide additional liquidity to potential investors and unitholders. We believe that both Vanguard and its unitholders will benefit from this move.”

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC

Investor Relations

Richard Robert, EVP and CFO, 832-327-2258

DRG&E
Jack Lascar/Carol Coale, 713-529-6600